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                                                                   EXHIBIT 10.36

December 27, 2002

Joel Borovay
VIA HAND DELIVERY

Dear Joel:

Pursuant to Section 1(b) of your employment agreement dated November 17, 2000 with Insight Direct Worldwide, Inc., as amended and assigned (the "Agreement") to Insight Services Corporation (the "Company"), you are hereby notified that there shall be no further renewal of the Agreement after December 31, 2002, and that, accordingly, such Agreement shall expire on December 31, 2004.

Please note that by giving this notice the Company does not intend to terminate your employment. Instead, as we have previously discussed, the only result of our action today is that the expiration date of the term of the Agreement will become fixed and it will no longer renew for a full two-year term each day.

Additionally, please note that the following is the notice address the Company has on file for you pursuant to the Agreement:

      5064 East Yucca Street
      Scottsdale, Arizona  85254

We believe this address may be out of date. To update this address, please notify Deanna Carney or Bob Moya in writing (email acceptable) of your current correct address.

If you have any questions, please let me know.  Thank you.

Sincerely,

Timothy A. Crown
Chief Executive Officer
Insight Services Corporation

cc:   P. Robert Moya, Executive V.P. General Counsel
      Kaylene Moss, Senior V.P. Human Resource